EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
                Chief Financial and Administrative Officer
Phone: (314) 633-7123

Panera Bread Third Quarter Earnings Per Share Increased 70% to $0.17 and
Company Announces Upward Revision to 2002 and 2003 Targets

St. Louis, MO, November 14, 2002 — Panera Bread Company (Nasdaq:PNRA) today reported that net income for the 12 weeks ended October 5, 2002, increased 73% to $5,167,000 compared to $2,984,000 for the 12 weeks ended October 6, 2001. Earnings per diluted share increased 70% to $0.17 for the 12 weeks ended October 5, 2002 from $0.10 for the 12 weeks ended October 6, 2001. For the 40 weeks ended October 5, 2002, net income increased 70% to $14,265,000 compared to $8,397,000 for the 40 weeks ended October 6, 2001. Earnings per diluted share increased 66% to $0.48 for the 40 weeks ended October 5, 2002, compared to $0.29 for the 40 weeks ended October 6, 2001. Earnings per share amounts reflect the two-for-one stock split on June 24, 2002.

System-wide sales and total revenues increased 41% and 35%, respectively, for the 12 weeks ended October 5, 2002, compared to the 12 weeks ended October 6, 2001, as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	October 5, 2002	October 6, 2001	Increase

System-wide sales	$179,774,000	$127,803,000	41%
Total revenues	$65,471,000	$48,487,000	35%

System-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 5.1% for the 12 weeks ended October 5, 2002 (4.0% for company-owned and 5.5% for franchised bakery-cafes). This marks the 27th consecutive quarter that Panera Bread (on a stand-alone basis) has reported positive comparable company bakery-cafe sales. Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods in the reporting period.

System-wide sales and total revenues increased 45% and 41%, respectively, for the forty weeks ended October 5, 2002, compared to the forty weeks ended October 6, 2001, as follows:

	40 Weeks Ended	40 Weeks Ended	Percentage
	October 5, 2002	October 6, 2001	Increase

System-wide sales	$553,989,000	$382,596,000	45%
Total revenues	$204,750,000	$145,443,000	41%

System-wide comparable bakery-cafe sales (excluding the one specialty bakery-cafe and closed locations) increased 5.7% for the 40 weeks ended October 5, 2002 (4.7% for company-owned and 6.2% for franchised bakery-cafes).

System-wide average weekly sales (excluding the one specialty bakery-cafe and closed locations) for the 12 weeks ended October 5, 2002, were $35,533 per week. This equates to an annualized sales volume of $1,848,000, a 4.9% increase over the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	12 Weeks Ended	12 Weeks Ended	Percentage
	October 5, 2002	October 6, 2001	Increase

Average weekly bakery-cafe sales(1)	$35,533	$33,880	4.9%
Operating weeks(1)	5,056.7	3,766.6	34.3%

System-wide average weekly sales (excluding the one specialty bakery-cafe and closed locations) for the 40 weeks ended October 5, 2002, were $34,784 per week. This equates to an annualized sales volume of $1,809,000 a 5.7% increase over the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	40 Weeks Ended	40 Weeks Ended	Percentage
	October 5, 2002	October 6, 2001	Increase

Average weekly bakery-cafe sales(1)	$34,784	$32,918	5.7%
Operating weeks(1)	15,914.4	11,594.0	37.3%

(1)	Excludes the one specialty bakery-cafe and closed locations.

As of October 5, 2002, there were 436 Panera Bread bakery-cafes (including the one specialty bakery-cafe). During the 12 weeks ended October 5, 2002, 23 new Panera Bread bakery-cafes were opened and one bakery-cafe was closed, as follows:

	Company-owned	Franchised	Total System

Bakery-cafes as of July 13, 2002	123	291	414
Bakery-cafes opened	3	20	23
Bakery-cafes closed	(1)	—	(1)

Bakery-cafes as of October 5, 2002	125	311	436

During the third quarter, the Company signed two new area development agreements in Southern California representing additional commitments of 30 new bakery-cafes. Additionally, the Company amended two existing area development agreements in North Carolina to add nine additional bakery-cafe commitments. This brought the total backlog of active additional franchise commitments in place, as of October 5, 2002, to 528.

Business Outlook

The Company continues to target fourth quarter earnings per share of $0.24, which would result in an increased earnings per share target of $0.71 for the full fiscal year 2002. This represents a 54% increase over the earnings per share of $0.46 in fiscal year 2001.

The Company is targeting fourth quarter comparable bakery-cafe sales in the 3% to 4% range and continues to expect to open 115 bakery-cafes (25 company-owned and 90 franchised) for the full year 2002. This means that the development target is 43 bakery-cafes (9 company and 34 franchised) for the fourth quarter.

The Company is raising its 2003 earnings per share target to $0.99, which represents nearly a 40% increase over the 2002 target. The increase in the 2003 target is based on an increase in the 2003 development target to 120 bakery-cafes (28 company-owned and 92 franchised).

Ron Shaich, chairman and chief executive officer, concluded by commenting, “Our strong average unit volumes, which are among the highest retail volumes in our industry (outside of casual dining), combined with strong comparable bakery-cafe sales and returns on investment, have fueled Panera Bread’s ability to grow rapidly over the last few years. Growth, in turn, has enabled Panera Bread (on a stand-alone basis) to produce an industry leading 78% compounded annual growth rate in earnings per share over the last four years (assuming we meet our 2002 target). Our 2003 earnings per share growth target, which we fully intend to meet, represents the most aggressive target of any public restaurant company we are aware of. Our earnings performance, combined with our expectation that the Panera Bread system will deliver in excess of $1 billion in system-wide sales in 2003, is indicative of the strength of our concept and the consumers’ reaction to it. Recognizing that we are still in the early stages of the Panera story, we are quite gratified to find that Panera

Bread has quickly become a very significant brand with the elements in place that will enable us to create an even more exciting future.”

The Company will discuss these results in a conference call today, November 14, 2002, at 1:00 PM Central Standard Time. To access the call, go to http://www.panerabread.com/pages/a_ir_news.php, where it will also be archived for 90 days.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts

	For the Twelve Weeks Ended		For the Forty Weeks Ended

	Oct. 5, 2002	Oct. 6, 2001	Oct. 5, 2002	Oct. 6, 2001

Revenues:
Bakery-cafe sales	$50,270	$38,486	$157,939	$115,045
Franchise royalties and fees	6,699	4,481	20,099	13,817
Commissary sales to franchisees	8,502	5,520	26,712	16,581

Total revenue	65,471	48,487	204,750	145,443

Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	15,301	11,986	48,335	35,908
Labor	14,776	11,017	46,959	33,330
Occupancy	3,368	2,716	11,118	8,278
Other operating expenses	6,528	5,107	21,112	15,580

Total bakery-cafe expenses	39,973	30,826	127,524	93,096
Commissary cost of sales to franchisees	7,975	5,209	24,749	15,447
Depreciation and amortization	3,244	2,613	10,171	7,872
General and administrative expenses	5,735	4,720	18,628	14,479
Pre-opening expense	259	126	791	610

Total costs and expenses	57,186	43,494	181,863	131,504

Operating profit	8,285	4,993	22,887	13,939
Interest expense	11	16	25	77
Other expense, net	76	85	267	107
Minority interest	61	—	131	—

Income before income taxes	8,137	4,892	22,464	13,755
Income taxes	2,970	1,908	8,199	5,358

Net income	$5,167	$2,984	$14,265	$8,397

Net income per common share — basic	$.18	$.11	$.49	$.30

Net income per common share — diluted	$.17	$.10	$.48	$.29

Weighted average shares of common and common equivalent shares outstanding Basic	29,072	27,967	28,834	27,631

Diluted	30,094	29,345	29,902	28,896

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the Twelve Weeks Ended		For the Forty Weeks Ended

	Oct. 5, 2002	Oct. 6, 2001	Oct. 5, 2002	Oct. 6, 2001

Revenues:
Bakery-cafe sales	76.8%	79.4%	77.1%	79.1%
Franchise royalties and fees	10.2	9.2	9.8	9.5
Commissary sales to franchisees	13.0	11.4	13.1	11.4

Total revenue	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Bakery-cafe expenses(1):
Cost of food and paper products	30.4	31.1	30.6	31.2
Labor	29.4	28.6	29.7	29.0
Occupancy	6.7	7.1	7.0	7.2
Other operating expenses	13.0	13.3	13.4	13.5

Total bakery-cafe expenses	79.5	80.1	80.7	80.9

Commissary cost of sales to franchisees(2)	93.8	94.4	92.7	93.2
Depreciation and amortization	5.0	5.4	5.0	5.4
General and administrative expenses	8.8	9.7	9.1	10.0
Pre-opening Costs	0.4	0.3	0.4	0.4

Operating profit	12.7	10.3	11.2	9.6
Interest expense	—	—	—	0.1
Other expense, net	0.1	0.2	0.1	0.1
Minority interest	0.1	—	0.1	—

Income before income taxes	12.4	10.1	11.0	9.5
Income taxes	4.5	3.9	4.0	3.7

Net income	7.9%	6.2%	7.0%	5.8%

(1)	As a percentage of Company bakery-cafe sales.
(2)	As a percentage of commissary sales to franchisees.